Exhibit 99.1

Actuate Reports Record Fourth Quarter and Fiscal Year 2007 Revenues and Earnings

Record Q4 2007 Results Include: Revenues of $39.2 Million; Non-GAAP Operating Margin of 26%; Non-GAAP Diluted EPS of $0.11

Record Annual 2007 Results Include: Revenues of $140.6 Million; Non-GAAP Diluted EPS of $0.33

SAN MATEO, Calif.--(BUSINESS WIRE)--Actuate Corporation (NASDAQ:ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its financial results for the quarter and year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were a record $39.2 million, a 12% increase from the fourth quarter of 2006 and a sequential increase of 13% compared with the third quarter of 2007. License revenues for the fourth quarter of 2007 were $13.7 million, a decrease of 3% from the year-ago quarter. Services revenues for the fourth quarter of 2007 totaled a record $25.5 million, an increase of 22% compared with the fourth quarter of 2006. Total revenues for the fiscal year of 2007 were a record $140.6 million, a 9% increase over total revenues in fiscal year 2006. 2007 annual license revenues were $53.2 million, a 13% increase from 2006 license revenues of $46.9 million.

Net income for the fourth quarter of 2007, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was a record $10.8 million, or $0.16 per diluted share, compared with net income of $10.2 million or $0.15 per diluted share in the fourth quarter of 2006. GAAP net income for the fiscal year 2007 was a record $20.2 million, or $0.29 per diluted share, compared with GAAP net income of $13.8 million, or $0.21 per diluted share for fiscal year of 2006. Because of our solid operating performance over the past several years and expectations for generating future taxable income, we recorded a non-cash benefit in the provision for income taxes of approximately $6.8 million in the fourth quarter of 2007 associated with the partial reversal of our valuation allowance against deferred tax assets.

Cash flow from operations was $5.0 million for the fourth quarter of 2007 and a record $22.9 million for fiscal year 2007. Cash, cash equivalents and short-term investments was $68.4 million at December 31, 2007 compared with $60.1 million on December 31, 2006.

Non-GAAP net income for the fourth quarter of 2007 was a record $7.7 million, or $0.11 per diluted share, an increase of 38% compared with non-GAAP net income of $5.6 million, or $0.08 per diluted share in the fourth quarter of 2006. Non-GAAP net income for fiscal 2007 was a record $22.5 million, an increase of 47% compared with non-GAAP net income of $15.3 million for fiscal 2006. Non-GAAP diluted earnings per share aggregated $0.33 for fiscal 2007, an increase of 43% compared with non-GAAP diluted earnings per share for fiscal 2006. Non-GAAP operating margin for the fourth quarter of 2007 was a record 26%, a 600 basis point increase compared with non-GAAP operating margin of 20% in the fourth quarter of 2006. Non-GAAP operating margin for fiscal year 2007 was a record 21% compared with non-GAAP operating margin of 15% in fiscal 2006.

Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; d) in-process R&D charges resulting from the company’s acquisition charges; e) duplicate rent expense related to the move of our headquarters from South San Francisco to San Mateo and f) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute non-GAAP net income was 30%.

"2007 marks Actuate's second consecutive year of record-breaking financial performance and continues to validate our business strategy," said Pete Cittadini, Actuate's president and CEO. "Our strong execution set new records for total revenue, operating margin and EPS in the fourth quarter, ensuring that 2007 was a record-breaking year in terms of total revenue and EPS as well as many other vital financial metrics."

"Looking ahead to 2008, we expect to see increasing demand for Actuate's offerings as companies continue to build out productivity-maximizing Rich Internet Applications for their customers and employees. Actuate's efforts in Open Source BI continue to see strong awareness and adoption, at a time when the Business Intelligence industry is polarizing around a handful of mega vendors that threaten the data and infrastructure independence of BI as a whole. We're watching the macroeconomic factors closely, particularly in the Financial Services market, but we are confident that our strategic and financial foundations remain solid for 2008."

Fourth Quarter 2007 Financial Highlights

  Grew total revenues by 12% to a record $39.2 million;
  Achieved a record non-GAAP services margin of 76%;
  Achieved record non-GAAP operating and net margins of 26% and 20%, respectively;
  Increased deferred revenue to a record $43.9 million at December 31, 2007;
  Increased our stock buyback program to $6.2 million, a repurchase of 773,000 shares;
  Completed the acquisition of performancesoft, Inc. with an earn out payment of $5.6 million.

Fiscal Year 2007 Financial Highlights

  Grew annual total revenues by 9% to a record $140.6 million;
  Achieved record non-GAAP operating and net margins of 21% and 16% respectively;
  Non-GAAP operating and net income increased 48% and 47%, respectively;
  Generated a record $22.9 million in cash flow from operations;
  Repurchased approximately 3.1 million shares at a total cost of approximately $20.4 million.

Fourth Quarter Customer Highlights

During the fourth quarter, Actuate received significant new and repeat business from, among others: IBM Australia, IBM UK Holdings, IBM UK, Deutsche Telekom, HSBC Bank, Allshare BV, Madrid City, Helaba Invest Kapitalanlagegesellschaft, UBS Fund Services (Luxemburg), Amazon.com, Deutsche Bank, Community Loans Of America, Humana Military Healthcare Services, Kaiser Permanente, Billmatrix, Lockheed Martin, Galaxy Hotel Systems (a wholly owned subsidiary of Starwood Hotels and Resorts Worldwide), Deltek, BEA Systems, Computer Associates, Oracle, Firescope, Greater Cincinnati Water Works, Total Systems Services, Capita Life & Pensions Services, Northumbria Police, Sunderland Teaching Primary Care Trust, Sefton PCT, TNT, Maersk Singapore and Qatar General Electricity and Water Corporation.

Fourth Quarter Business Highlights

  Pete Cittadini recognized as one of The Innovators of 2007 by Bank Technology News and inducted into The Innovators’ Hall of Fame in recognition of contributions to the industry that redefine how financial businesses operate;
  Over 20,000 accesses to the DevShare section of BIRT Exchange (www.birt-exchange.com) with approximately 60% of registered users downloading software from the site;
  The total number of BIRT and Actuate BIRT downloads grew to in excess of two million;
  Announced the results of a scalability test conducted at the IBM Innovation Center which achieved near-perfect scalability in support of 43,000 active users, generating up to 1.8 billion report pages per day;
  Published a paper on wealth management co-authored with IBM which highlighted the trends driving banks to deliver a compelling, sophisticated, Google-like client reporting experience to satisfy clients, drive loyalty and increase competitiveness;
  Announced deployment of Actuate products at the UK’s Ministry of Defence;
  Actuate was recognized as a leader in Performance Management by the Ventana Research 2007 Business Intelligence and Performance Management Scorecard Mid-Year Update. Actuate attained the highest score in the “Understand” category, which signifies the company’s leadership in the ability to deliver Performance Management functionality relating to the historical performance of people and processes, as well as how these performance results impact the organization.

Conference Call Information

Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, January 31, 2008 to further discuss these results. The dial-in number for the call is 866 294 4490 (706 643 0468 for international participants) and the conference identification number 28790844. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for up to one year.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses, duplicate rent expenses, charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Duplicate rent expenses are related to the move of Actuate company headquarters from South San Francisco to San Mateo. Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period-to-period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

d) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

f) Duplicate rent expense is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provides us with a rent holiday for the period during the transition to the new lease. We therefore exclude the duplicate rent expense for purposes of evaluating our core performance.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

About Actuate Corporation

Actuate Corporation is dedicated to increasing the richness, interactivity, and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world's largest open source information application developer community, grounded in BIRT, the Eclipse Foundations' only top level Business Intelligence and reporting project.

Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company's web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate’s 2006 Annual Report on Form 10-K filed on March 20, 2007 and Quarterly Reports on Form 10-Q filed on May 10, 2007, August 9, 2007 and November 9, 2007.

Copyright© 2008 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$68,415	$60,079
Accounts receivable, net	38,575	31,233
Other current assets	5,278	5,233
Total current assets	112,268	96,545
Property and equipment, net	5,269	4,379
Goodwill and other intangibles, net	39,242	40,703
Other assets	13,129	5,962
	$169,908	$147,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,667	$1,590
Current portion of restructuring liabilities	3,201	2,897
Accrued compensation	6,326	6,033
Other accrued liabilities	5,677	9,499
Income taxes payable	-	703
Deferred revenue	40,352	38,525
Total current liabilities	58,223	59,247

Long term liabilities:
Deferred rent	1,124	23
Deferred revenue	3,499	2,328
Tax liabilities	483	420
Restructuring liabilities	5,606	7,761
Total long term liabilities	10,712	10,532

Stockholders' equity	100,973	77,810
	$169,908	$147,589
ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
License fees	$13,692	$14,163	$53,216	$46,919
Services	25,520	20,961	87,410	81,650
Total revenues	39,212	35,124	140,626	128,569

Costs and expenses:
Cost of license fees	638	664	1,997	2,095
Cost of services	6,454	6,527	24,927	27,914
Sales and marketing	14,723	13,423	55,312	49,009
Research and development	5,402	5,279	21,826	21,055
General and administrative	4,667	4,005	17,784	16,026
Amortization of other intangibles	237	237	948	948
In-process R&D	-	-	-	900
Restructuring charges	463	-	1,686	16
Total costs and expenses	32,584	30,135	124,480	117,963
Income from operations	6,628	4,989	16,146	10,606
Interest and other income, net	849	903	3,155	2,217
Income before income taxes	7,477	5,892	19,301	12,823
Provision (benefit) for income taxes	(3,301)	(4,277)	(863)	(974)
Net income	$10,778	$10,169	$20,164	$13,797
Basic net income per share	$0.18	$0.17	$0.33	$0.23
Shares used in basic per share calculation	61,260	60,655	60,838	60,375
Diluted net income per share	$0.16	$0.15	$0.29	$0.21
Shares used in diluted per share calculation	69,289	68,483	68,722	66,814
ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
	2007	2006	Notes	2007	2006	Notes
GAAP income before income taxes	7,477	5,892		19,301	12,823
Non-GAAP adjustments:
Amortization of purchased technology	138	162	(b)	562	654	(b)
Amortization of other intangibles	237	237	(c)	948	948	(c)
Stock compensation expense under FAS123R	2,217	1,694	(d)	8,986	6,492	(d)
In-process R&D	-	-	(e)	-	900
Restructuring charges	463	-	(f)	1,686	16	(e)
Duplicate rent expense	477	-	(g)	694	-
Non-GAAP income before income taxes	11,009	7,985		32,177	21,833
Non-GAAP tax provision	3,303	2,396	(h)	9,653	6,550	(g)
Non-GAAP net income	7,706	5,589		22,524	15,283
Basic non-GAAP net income per share	$0.13	$0.09		$0.37	$0.25
Shares used in basic per share calculation	61,260	60,655	(i)	60,838	60,375	(h)
Diluted non-GAAP net income per share	$0.11	$0.08		$0.33	$0.23
Shares used in diluted per share calculation	70,143	69,429	(i)	69,217	67,565	(h)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended December 31, 2007, stock-based expense included approximately (in thousands): $1, $256, $865, $325, and $770, related to cost of license revenues, cost of services revenues, sales and markeing expense, research and development expense, and general and administrative expense, respectively.

(e) We review our acquisitions to determine if there are any intangible assets relating to purchased in-process research and development. Projects that have not achieved technological feasibility and have no alternative future use are valued at fair market value using a discounted cash flow analysis and are expensed in the statement of operations on the date of acquisition.

(f) These costs were directly related to the relocation of our South San Francisco and Isline, N.J. offices and consisted of early termination of facility leases.

(g) We entered into a lease agreement for the San Mateo location in July and paid rent starting August 1, 2007. However, we relocated to the new headquarters on September 14, 2007. During the quarter and as a result of our contractual commitments, we incurred rent expenses on both the South San Francisco and the San Mateo facilities. The rent adjustment above adjusts expenses to include rent for the South San Francisco facility for the period of October 1 to December 31, 2007.

(h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(i) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.
ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
Operating activities	2007	2006
Net income	$20,164	$13,797
Adjustments to reconcile net income to net cash from operating activities:
Stock compensation expense	8,986	6,492
Amortization of other intangibles	1,947	1,986
Depreciation	2,367	1,970
Purchased in-process research & development	-	900
Deferred Tax Asset Utilization	(178)	(1,245)
Net operating loss utilizations associated with prior acquisitions	107	1,547
Restructuring charges	1,686	-
Accretion of discount on short-term investments	(259)	47
Changes in operating assets and liabilities:	-	-
Accounts receivable	(7,342)	(3,200)
Other current assets	(795)	1,448
Accounts payable	672	(2,070)
Accrued compensation	293	207
Other accrued liabilities	1,194	895
Deferred tax assets	(5,903)	(5,622)
Deferred tax liabilities	(420)	406
Income taxes payable	(265)	394
Deferred rent liabilities	1,101	(174)
Restructuring liabilities	(3,433)	(2,175)
Deferred revenue	2,998	6,531
Net cash provided by operating activities	22,920	22,134

Investing activities
Purchases of property and equipment	(2,956)	(1,279)
Increase in restricted cash	(395)	-
Proceeds from maturity of short-term investments	118,022	76,833
Purchases of short-term investments	(135,679)	(63,869)
Purchases of minority shares of Actuate Japan	-	(354)
Acquisition of performancesoft, inc, net of cash acquired	(5,632)	(15,668)
Purchase of source code	-	(1,000)
Proceeds from security deposit	209	-
Net change in other assets	(127)	(256)
Net cash used in investing activities	(26,558)	(5,593)

Financing activities
Tax benefit from exercise of stock options	4,760	2,274
Proceeds from issuance of common stock	9,162	3,894
Stock repurchases	(20,423)	(4,610)
Net cash provided by (used in) financing activities	(6,501)	1,558
Net increase (decrease) in cash and cash equivalents	(10,139)	18,099
Effect of exchange rate on cash	494	524
Cash and cash equivalents at the beginning of the period	31,113	12,490
Cash and cash equivalents at the end of the period	$21,468	$31,113

CONTACT:
Actuate Corporation
Leena Bengani, 650-645-3837
lbengani@actuate.com